As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OmniAb, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-1584818
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5980 Horton Street, Suite 600

Emeryville, CA 94608

(Address of Principal Executive Offices)

OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan

OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan

OmniAb, Inc. 2022 Incentive Award Plan

OmniAb, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Matthew W. Foehr

President and Chief Executive Officer

OmniAb, Inc.

5980 Horton Street, Suite 600

Emeryville, CA 94608

(Name and address of agent for service)

(510) 250-7800

(Telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush

Holly M. Bauer

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On March 23, 2022, pursuant to that certain Agreement and Plan of Merger by and among the Avista Public Acquisition Corp. II, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), OmniAb, Inc., a Delaware corporation and wholly-owned subsidiary of Ligand (“Legacy OmniAb”), and Orwell Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”), Merger Sub was merged with and into Legacy OmniAb (the “Merger”) with Legacy OmniAb surviving the Merger as a wholly-owned subsidiary of the Registrant. In addition, in connection with the consummation of the Merger, the Registrant was renamed “OmniAb, Inc.”.

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer and sale of (i) 28,409,022 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), available for issuance or that may become available for issuance under the OmniAb, Inc. 2022 Incentive Award Plan (the “2022 Plan”), including 5,799,496 shares issuable pursuant to outstanding stock options under the 2022 Plan, (ii) 4,258,109 shares of Common Stock available for issuance or that may become available for issuance under the OmniAb, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), (iii) 5,378,903 shares issuable pursuant to outstanding stock options and 354,337 shares issuable pursuant to outstanding restricted stock units under the OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan (the “2022 Ligand Assumed Award Plan”), and (iv) 6,922,042 shares issuable pursuant to outstanding stock options and 959,860 shares issuable pursuant to outstanding restricted stock units under the OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan (the “2022 OmniAb Assumed Award Plan”, and together with the 2022 Ligand Assumed Award Plan, the 2022 Plan and the ESPP, the “Plans”).

PART I

The documents containing the information specified in Items 1 and 2 of this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

(a)

the Registrant’s proxy statement/prospectus/information statement, dated September 30, 2022 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b)(3) promulgated under the Securities Act in connection with the registration statement on Form S-4 filed with the Commission on April 28, 2022, as amended (File No. 333-264525), and all amendments to such registration statement, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, filed with the Commission on May  20, 2022, August  12, 2022 and November 10, 2022, respectively (each, File No. 001-40720);

(c)

the Current Reports on Form 8-K filed with the Commission on January 28, 2022, March 14, 2022, March 23, 2022, March 24, 2022, August  25, 2022, October 24, 2022, November 7, 2022 (as amended by the Registrant’s Current Reports on Form 8-K/A filed on November  7, 2022 and November 14, 2022), and November  18, 2022 (each, File No. 001-40720), and in each case, if applicable, excluding any information filed under current item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to current item 9.01 of Form 8-K; and

(d)

the description of the Registrant’s shares of Common Stock contained in each of (i) the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 9, 2021 (File No. 001-40720), including any amendments or reports filed for the purpose of updating such description, and (ii) the Prospectus.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Under no circumstances will any information filed under current item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to current item 9.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, provided that such provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Certificate of Incorporation of OmniAb, Inc.	8-K	001-40720	3.1	11/07/2022

3.2	Bylaws of OmniAb, Inc.	8-K	001-40720	3.2	11/07/2022

4.1	Specimen Common Stock Certificate of OmniAb, Inc.	S-4	333-264525	4.5	9/27/2022

5.1	Opinion of Latham & Watkins LLP					X

10.1	OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan	8-K	001-40720	10.18	11/07/2022

10.2	OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan	8-K	001-40720	10.19	11/07/2022

10.3	OmniAb, Inc. 2022 Incentive Award Plan	8-K	001-40720	10.1	10/24/2022

10.4	Form of Stock Option Agreement under the OmniAb, Inc. 2022 Incentive Award Plan	8-K	001-40720	10.14	11/07/2022

10.5	Form of Restricted Stock Unit Agreement under the OmniAb, Inc. 2022 Incentive Award Plan	8-K	001-40720	10.15	11/07/2022

10.6	Form of Performance Stock Unit Agreement under the OmniAb, Inc. 2022 Incentive Award Plan	8-K	001-40720	10.16	11/07/2022

10.7	OmniAb, Inc. 2022 Employee Stock Purchase Plan	8-K	001-40720	10.2	10/24/2022

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

107	Calculation of Filing Fee Table					X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on January 3, 2023.

OmniAb, Inc

By	/s/ Matthew W. Foehr
Matthew W. Foehr President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew W. Foehr, Kurt A. Gustafson and Charles S. Berkman, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Matthew W. Foehr Matthew W. Foehr	President, Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2023

/s/ Kurt A. Gustafson Kurt A. Gustafson	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 3, 2023

/s/ Carolyn R. Bertozzi Carolyn R. Bertozzi, Ph.D.	Director	January 3, 2023

/s/ Sarah Boyce Sarah Boyce	Director	January 3, 2023

/s/ Jennifer Cochran Jennifer Cochran, Ph.D.	Director	January 3, 2023

/s/ John L. Higgins John L. Higgins	Chairman of the Board	January 3, 2023

/s/ Sunil Patel Sunil Patel	Director	January 3, 2023

/s/ Joshua Tamaroff Joshua Tamaroff	Director	January 3, 2023